FUSION NETWORKS, INC.

        PROXY FOR SPECIAL MEETING OF SHAREHOLDERS ________________, 2000

       (This Proxy is solicited by the Board of Directors of the Company)

The undersigned shareholder of Fusion Networks, Inc. hereby appoints Hernando Bahamon and Enrique Bahamon, and each of them, with full power of substitution, proxies to vote the shares of stock which the undersigned could vote if personally present at the Special Meeting of Shareholders of Fusion Networks, Inc. to be held at ______ a.m., local time, on ___________________, 2000, at the
_________________________________.

1. Approval and adoption of the Agreement and Plan of Merger by and among Fusion Networks, Inc., Fusion Networks Holdings, Inc. and IDM/Fusion Acquisition Corporation.

          FOR   [       ]   AGAINST   [       ]       ABSTAIN    [       ]

2. In their discretion upon such other matters as may properly come before the meeting.

         FOR   [       ]   AGAINST   [       ]       ABSTAIN    [       ]

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSAL 1 AND FOR PROPOSAL 2.

Dated:_____________, 2000                 ___________________________________
                                                   Signature(s) of Shareholder

Please date and sign exactly as your name appears on the envelope in which this material was mailed. If shares are held jointly, each shareholder should sign. Executors, administrators, trustees, etc. should use full title and, if more than one, all should sign. If the shareholder is a corporation, please sign full corporate name by an authorized officer. If the shareholder is a partnership, please sign full partnership name by an authorized person.